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                                    EXHIBIT B
                                    AGREEMENT

          THIS AGREEMENT is made and entered into by and between Jesse T. Correll, First Southern Bancorp, Inc., First Southern Funding, LLC, First Southern Capital Corp., LLC and First Southern Investments, LLC (collectively the "Group").

                              W I T N E S S E T H :

                  WHEREAS,   each   member   of  the  Group  may  be  deemed  to
beneficially own shares of the Common Stock of First Commonwealth Corporation;

                  WHEREAS,  each  member of the Group  desires  to file a single
Schedule 13D indicating the beneficial ownership of each member; and

                  WHEREAS, Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934 (the "Act") requires that, when a Schedule 13D is filed on behalf of more than one person, the Schedule 13D shall include as an exhibit to the
Schedule 13D an agreement in writing of such persons that the Schedule 13D is filed on behalf of each of them;

                  NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties thereto, the parties hereto covenant and agree as follows:

         1. Jesse T. Correll, First Southern Bancorp, Inc., First Southern Funding, LLC, First Southern Capital Corp., LLC and First Southern Investments, LCC agree that a single Schedule 13D and any amendments thereto relating to the shares of Common Stock of First Commonwealth Corporation shall be filed on behalf of each of them.

         2. Jesse T. Correll, First Southern Bancorp, Inc., First Southern Funding, LLC, First Southern Capital Corp., LLC and First Southern Investments, LCC each acknowledge and agree that pursuant to Rule 13d-1 (f)(1) under the Act each of them is individually responsible for the timely filing of such Schedule 13D and any amendments thereto and for the completeness and accuracy of the information contained therein.

         3. This Agreement shall not be assignable by any party hereto.

         4. This Agreement shall be terminated only upon the first to occur of the following: (a) the death of any of the individual parties hereto, (b) the dissolution, termination or settlement of First Southern Bancorp, Inc., First Southern Funding, LLC, First Southern Capital Corp., LLC or First Southern Investments, LCC or (c) a written notice of termination given by any party hereto to all of the other parties hereto.



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         5. This  Agreement  may be  executed in several  counterparts,  each of which shall be deemed to be an original copy hereof, but all of which together shall constitute a single instrument.

         6. Jesse T. Correll, First Southern Bancorp, Inc., First Southern Funding, LLC, First Southern Capital Corp., LLC and First Southern Investments, LCC each acknowledge and agree that Jesse T. Correll shall be authorized as attorney-in-fact to sign, on behalf of each party to this Agreement, any
Schedule 13D or amendments thereto that are required to be filed on behalf of the parties thereto.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 22nd day of March, 1999.


                          FIRST SOUTHERN BANCORP, INC.


                          By:/S/ JESSE T. CORRELL
                          Jesse T. Correll, President


                         FIRST SOUTHERN FUNDING, LLC


                         By: /W/ JESSE T. CORRELL
                         Jesse T. Correll, Manager

                         FIRST SOUTHERN CAPITAL CORP., LLC


                         By: /S/ JESSE T. CORRELL
                         Jesse T. Correll, Manager


                         FIRST SOUTHERN INVESTMENTS, LLC


                         By: /S/ RANDALL ATTKISSON
                         Randall Attkisson, President



                         /S/ JESSE T. CORRELL
                         Jesse T. Correll, individually